Exhibit 23.3

[Keller & Co., Inc. Letterhead]

August 23, 2005

Re:	Valuation Appraisal of Legacy Bancorp, Inc. Legacy Banks Pittsfield, Massachusetts

We hereby consent to the use of our firm’s name in the Form S-1 and Amendment No. 1 of Legacy Bancorp, Inc., and to the reference to our firm under the heading “Experts” in the prospectus, and to the inclusion of our opinion regarding the valuation of Legacy Bancorp, Inc. provided in our Valuation Appraisal Report and any Valuation Updates, in the Form S-1 and Amendment No. 1 to be filed with the Securities and Exchange Commission and the Office of Thrift Supervision and any amendments thereto.

Very truly yours,

KELLER & COMPANY, INC.

By:	/s/ John A. Shaffer
John A. Shaffer Vice President